Exhibit 10.1
September 13, 2010
Mr. C.A. Howlett
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, AZ 85281
Dear C.A.,
This letter agreement (this “Agreement”) confirms the agreement among you, US Airways Group, Inc. (“Group”) and US Airways, Inc. (together with Group, the “Company”) regarding your potential retirement from the Company. Upon execution of this Agreement, the Executive Change in Control and Severance Benefits Agreement among you and the Company, dated as of November 28, 2007 (the “Change in Control Agreement”), will be amended to the extent necessary to provide that you shall be eligible to receive the severance payments and benefits set forth in the Change in Control Agreement (as amended by this Agreement) upon the earliest of (a) the termination of your employment by the Company for other than Misconduct (within the meaning of the Change in Control Agreement) prior to March 14, 2012, (b) your termination of employment due to retirement from the Company on March 14, 2011 (your “Retirement Date”) or (c) a Change in Control (within the meaning of the Change in Control Agreement) that constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5). You and the Company may mutually agree in writing to extend the Retirement Date; provided, however, that the Retirement Date may not be extended beyond a date that would cause the severance payments and benefits to be paid later than March 14, 2012.
The severance payments and benefits you will be entitled to receive upon timely executing a Release (as described below) will be as provided in the Change in Control Agreement, except: (i) the annual bonus amount, as provided in Section 2.1(c) of the Change in Control Agreement, will be 200% of your target bonus (which payment shall replace any potential payout for you under the FY 2010 Program of the Annual Incentive Plan, as well as any potential payouts under any other Annual Incentive Plan cycles); (ii) the long term incentive plan (“LTIP”) amount, as provided in Section 2.1(d) of the Change in Control Agreement, will be 200% of your target award (which payment will replace any potential payout for the LTIP cycle ending in the year of termination, as well as any potential payouts under any other LTIP cycles) and (iii) the extended exercisability of stock awards, as provided in Section 2.1(f) of the Change in Control Agreement, will be the earlier of (A) 36 months from the date you terminate employment and (B) the original expiration date of the stock awards.

The eligibility for the severance payments and benefits described in this Agreement (and as outlined in Attachment A) are in consideration for you agreeing to remain in the employment to the Company until March 14, 2011. These severance payments and benefits generally will be made or commence within 45 days following the last day of your employment with the Company, subject to you signing and returning a general waiver and release of claims (“Release”) within 21 days following the date you terminate employment with the Company and not revoking the Release during the revocation period provided in the Release.
Your eligibility for the severance payments and benefits described in this Agreement are also subject to you entering into a consulting agreement to provide consulting services to the Company for two years following your termination of employment in exchange for a monthly retainer of $11,993.09, plus reasonable and customary out of pocket expenses. An invoice for the monthly retainer and any reasonable and customary out of pocket expenses are to be submitted to the Company on a monthly basis. Attachment B outlines the details and expected deliverables as an independent consultant.
You agree that in the event your termination of employment from the Company occurs after March 14, 2012 for any reason, you shall not receive any benefits under this Agreement.
Please sign this Agreement below. You understand by executing this Agreement, you agree to the bound by the terms and conditions of this Agreement. You also understand that this Agreement may not be amended or modified except in a writing signed by you and a duly authorized representative of the Company.
Regards,
US Airways Group, Inc. and US Airways, Inc.

By:	/s/ Elise Eberwein
Name: Elise Eberwein
Title: Executive Vice President — People and Communications
ACCEPTED AND AGREED TO this 13th day of September, 2010.

/s/ C.A. Howlett C.A. Howlett

ATTACHMENT A TO THE LETTER AGREEMENT
If you become entitled to severance benefits under the “Letter Agreement” to which this is attached and execute the Release on or within 21 days following your termination of employment with US Airways Group, Inc. (the “Company”) and do not revoke the Release during the revocation period, you will be entitled to receive the following payments and benefits, to which you would not otherwise be entitled, within 45 days following the date your employment terminates (or as otherwise provided below):
Base Salary: $575,668.08 (200% of current base salary of $287,834.04).
Annual Incentive Plan (AIP): $345,400.85 (200% of target AIP; target AIP for the SVP level is 60% of base salary). This amount would replace any potential payout for FY 2010, which would be made in the first quarter of 2011.
LTIP: $402,967.66 (200% of target LTIP; target AIP for the SVP level is 70% of base salary). This payment will be in lieu of any potential payout for the LTIP cycle ending December 31, 2010, as well as any potential payouts under the LTIP cycles that end December 31, 2011 and December 31, 2012.
COBRA: $35,525.52 (24 Months of COBRA continuation for health benefits paid in a lump sum; 24 months times 1,480.23/month).
Total Pre-Tax Cash Payment (base salary +AIP + LTIP + COBRA Lump Sum amounts):
$1,359,562.11. This amount is subject to all applicable payroll taxes and withholdings.
Equity: All unvested equity will automatically vest upon retirement and employment separation (March 14, 2011). The period to exercise equity will be extended to 36 months from the separation date.
Travel Benefits: You and any eligible dependents are entitled to lifetime, “top priority”, first class, positive space pleasure travel benefits, Chairman’s Preferred status, US Airways Club membership and 12 passes annually for family/friend travel, as awarded as part of the America West/US Airways merger in September 2005. The Company has provided a tax gross-up payment to you for these lifetime travel benefits.
Unused Vacation: Payment for any earned and unused vacation hours will be paid on the employment separation date.
Independent Consulting Agreement: A two-year independent consulting agreement between you and the Company will commence upon your employment separation date from the Company. Compensation for this consulting assignment will be $11, 993.09/month ($143,917.02 annually) plus reasonable and customary out of pocket expenses. You will be responsible for all appropriate payroll taxes. Attachment B outlines the details and expected deliverables for your consulting assignment.

ATTACHMENT B TO THE LETTER AGREEMENT
As outlined in the “Letter Agreement”, dated September 13, 2010, the two-year independent consulting agreement between you and the Company will commence upon your employment separation from the Company. The responsibilities of Howlett and the Company under the Consulting Agreement shall include:
Howlett will:
•	Advise the Company regarding aviation policy/legislation/administration/regulatory strategy and issues at all levels of government
•
Advise the Company on federal political affairs and, at the Company’s request, political/civic affairs at all levels of government in the communities US Airways serves. Assistance/counsel may include candidate endorsements, fund raising, campaign liaison and any counsel deemed appropriate to both parties. Political candidate fundraising is limited to one event/campaign per year

•
Assist the Chief Executive Officer and the Executive Vice President—Corporate with transitioning and building relationships at all government levels and in Washington D.C. and each major hub/focus city, both government and business/civic

•	Assist the Company with key political messaging and communications
•	Assist with the development of the Executive Vice President—Corporate in government affairs
•
Assist the Executive Vice President—Corporate with the evaluation of the Company’s government affairs team (both internal and external), make recommendations with regard to both and assist with identifying and recruiting executives or consultants

•	Such other responsibilities as mutually agreed between Howlett and the Company
The Company will:
•	Reimburse Howlett for all reasonable and customary expenses associated incurred in connection with his consulting work
•
Reimburse Howlett for all reasonable and customary expenses for five days per month of network/relationship maintenance visits in Washington D.C. and Philadelphia. To the extent practicable, those visits should be scheduled to allow the Executive Vice President—Corporate to join

•	Provide Howlett with a Sky Harbor Airport “Red” parking card for the duration of the consulting contract
•
Pay Howlett at the rate of $300 per hour for all work above 40 hours per calendar month. However, the Company shall not be required to compensate Howlett for hours spent in Washington D.C. that do not involve working on behalf of the Company. Howlett will provide a detailed invoice for hours in excess of 40 and the Company will settle the invoice as promptly as practicable.